Exhibit 99.1

NEWS RELEASE
Tenet Healthcare Corporation
Headquarters Office
3820 State Street
Santa Barbara, CA 93105
Tel 805.563.6855
Fax 805.563.6871
http://www.tenethealth.com
Contacts:
	Media:	Harry Anderson (805) 563-6816
	Investors:	Diana Takvam (805) 563-6883

Health Management Associates to Acquire 5 Tenet Hospitals

in Florida, Missouri and Tennessee

Aug. 25, 2003 – Tenet Healthcare Corporation (NYSE: THC) announced today that the company has signed a definitive agreement with Health Management Associates Inc. (NYSE: HMA) under which HMA will acquire five hospitals owned by Tenet subsidiaries in Florida, Missouri and Tennessee.

Gross proceeds to Tenet from the sale of the five hospitals are estimated at $550 million, which includes $515 million for property, plant and equipment from HMA, and approximately $35 million from working capital liquidation.  The five facilities are 128-bed Seven Rivers Community Hospital in Crystal River, Fla.; Three Rivers Healthcare System, a 423-bed, two-campus hospital in Poplar Bluff, Mo.; Twin Rivers Regional Medical Center, a 116-bed hospital in Kennett, Mo.; Harton Regional Medical Center, a 137-bed hospital in Tullahoma, Tenn., and University Medical Center, a 257-bed hospital in Lebanon, Tenn.  The transaction is subject to the receipt of all necessary regulatory approvals.  Tenet expects to use proceeds of the sale for general corporate purposes.

“We are very pleased with this transaction, which is part of our previously announced plan to divest or consolidate a number of hospitals that no longer fit the company’s core operating strategy,” said Trevor Fetter, Tenet’s president and acting chief executive officer.  “The value of this transaction reflects the excellent reputation for quality care of these hospitals.  We’re also proud of their service to their communities and are delighted to be handing them over to a new operator who will be continuing that tradition.”

The company indicated it is continuing to move forward on identifying attractive buyers for the remaining hospitals held for sale and expects to announce additional agreements in the near term.

In March, Tenet announced that it would divest or consolidate 14 hospitals that no longer fit the company’s core operating strategy.  Today’s announcement accounts for five of the 14 and represents roughly 70 percent of total anticipated pretax proceeds, including working capital liquidation.  Two hospitals – Parkview Hospital in Philadelphia, Pa., and Santa Ana Hospital Medical Center in Santa Ana, Calif. – are in the process of closing.  Negotiations for the sale of the remaining seven are ongoing.

Here are brief profiles of the five Tenet hospitals being acquired by HMA:

•                       Seven Rivers Community Hospital, Crystal River, Florida is a 128-bed acute care hospital providing general acute care services, including emergency room services, cardiology, orthopedics and obstetrical services.  With approximately 135 physicians on staff, the hospital’s primary service area has a growing population of more than 60,000 residents.  Solucient named Seven Rivers Community Hospital a “Top 100 Hospital” in 2001.

•                       Harton Regional Medical Center, Tullahoma, Tennessee is a 137-bed acute care hospital providing general acute care services, including emergency room services, neurosurgery, cardiology, orthopedics and obstetrical services.  With approximately 175 physicians on staff, the hospital’s primary service area has a growing population of nearly

85,000 residents.

•                       University Medical Center, Lebanon, Tennessee is a 257-bed, two campus acute care hospital providing general acute care services, including emergency room services, neurology, cardiology, orthopedics, joint replacement and obstetrical services.  With approximately 165 physicians on staff, the hospital’s primary service area has a growing population of nearly 104,000 residents.

•                       Three Rivers Healthcare, Poplar Bluff, Missouri is a 423-bed, two campus acute care hospital providing general acute care services, including emergency room services, neurosurgery, open-heart surgery, orthopedics and obstetrical services.  With approximately 141 physicians on staff, the hospital’s primary service area has a growing population of more than 81,000 residents.

•                       Twin Rivers Regional Medical Center, Kennett, Missouri is a 116-bed acute care hospital providing general acute care services, including emergency room services, cardiology, orthopedics and obstetrical services.  With approximately 57 physicians on staff, the hospital’s primary service population has a growing population of 40,000 residents.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates 114 acute care hospitals with 27,743 beds and numerous related health care services.  Tenet and its subsidiaries employ approximately 116,500 people serving communities in 16 states.  Tenet’s name reflects its core business philosophy: the importance of shared values among partners - including employees, physicians, insurers and communities - in providing a full spectrum of health care.  Tenet can be found on the World Wide Web at www.tenethealth.com.

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Certain statements in this release may constitute forward-looking statements.  They are based on management’s current expectations and could be affected by numerous factors and are subject to various risks and uncertainties.  Certain of those risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission, including the Company’s transition report on Form 10-K for the 7-month period ended Dec. 31, 2002 and quarterly reports on Form 10-Q.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.